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                     March 3, 2021

       Wayne Wilson
       Chief Financial Officer
       MALIBU BOATS, INC.
       5075 Kimberly Way
       Loudon, TN 37774

                                                        Re: MALIBU BOATS, INC.
                                                            Form 10-K for the
Year Ended June 30, 2020
                                                            Filed August 31,
2020
                                                            File No. 001-36290

       Dear Mr. Wilson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing